Fidelity Aggressive Growth

A special meeting of the funds shareholders was held on January 13, 1999. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect as Trustees the following twelve nominees.
	# of	% of
	Votes Cast	Votes Cast
Ralph F. Cox
Affirmative	6,724,088,439.90	93.797
Withheld	444,634,588.31	6.203
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Phyllis Burke Davis
Affirmative	6,721,351,878.03	93.759
Withheld	447,371,150.18	6.241
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Robert M. Gates
Affirmative	6,720,948,137.62	93.754
Withheld	447,774,890.59	6.246
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100
	# of	% of
	Votes Cast	Votes Cast
Edward C. Johnson 3d
Affirmative	6,722,591,433.36	93.777
Withheld	446,131,594.85	6.223
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

E. Bradley Jones
Affirmative	6,712,908,507.76	93.641
Withheld	155,814,520.45	6.359
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Donald J. Kirk
Affirmative	6,725,717,309.70	93.82
Withheld	443,005,718.51	6.18
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

	# of	% of
	Votes Cast	Votes Cast

Peter S. Lynch
Affirmative	6,725,505,075.80	93.817
Withheld	443,217,952.41	6.183
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

William O. McCoy
Affirmative	6,726,580,201.40	93.832
Withheld	442,142,826.81	6.168
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Gerald C. McDonough
Affirmative	6,716,677,393.94	93.694
Withheld	452,045,634.27	6.306
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100
	# of	% of
	Votes Cast	Votes Cast
Marvin L. Mann
Affirmative	6,726,004,407.95	93.824
Withheld	442,718,620.26	6.176
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Robert C. Pozen
Affirmative	6,725,528,051.25	93.817
Withheld	443,194,976.96	6.183
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Thomas R. Williams
Affirmative	6,719,510,724.55	93.734
Withheld	449,212,303.66	6.266
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

PROPOSAL 2
To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the fund.
	# of	% of
	Votes Cast	Votes Cast

Affirmative	1,098,986,736.76	91.881
Against	16,132,783.30	1.348
Abstain	80,983,095.57	6.771
TOTAL	1,196,102,615.63	100

PROPOSAL 3
To authorize the Trustees to adopt an amended and restated Declaration of Trust.
	# of	% of
	Votes Cast	Votes Cast

Affirmative	6,096,875,296.08	85.266
Against	326,513,059.73	4.567
Abstain	727,015,100.07	10.167
TOTAL	7,150,403,455.88	100
Not Voting	18,334,054.77

PROPOSAL 4
To approve an amended management contract, including a change in performance adjustment benchmark, for Fidelity Aggressive Growth Fund (formerly Fidelity Emerging Growth Fund).
	# of	% of
	Votes Cast	Votes Cast

Affirmative	1,030,596,053.36	86.163
Against	58,941,269.59	4.928
Abstain	106,565,292.68	8.909
TOTAL	1,196,102,615.63	100

PROPOSAL 5
To approve a Distribution and Service Plan pursuant to Rule 12b1 for Fidelity Aggressive Growth Fund (formerly Fidelity Emerging Growth Fund).
	# of	% of
	Votes Cast	Votes Cast

Affirmative	1,011,623,165.89	84.577
Against	71,531,940.22	5.98
Abstain	112,947,509.52	9.443
TOTAL	1,196,102,615.63	100

PROPOSAL 6

To amend Fidelity Aggressive Growth Funds (formerly Fidelity Emerging Growth Fund) fundamental investment limitation concerning diversification to exclude securities of other investment companies from the limitation.

	# of	% of
	Votes Cast	Votes Cast

Affirmative	1,001,643,473.73	83.742
Against	72,884,849.56	6.094
Abstain	121,574,292.34	10.164
TOTAL	1,196,102,615.63	100